Exhibit 99.1

Kyverna Therapeutics Appoints Biotech Leaders Sravan Emany and Andrew Miller to Board of Directors

Sravan Emany brings capital markets and commercial-stage, rare disease expertise as the Company advances towards commercialization

Andrew Miller adds deep clinical development and product approval experience to support Kyverna’s next phase of growth

EMERYVILLE, Calif., Feb. 24, 2026 (GLOBE NEWSWIRE) – Kyverna Therapeutics, Inc. (Nasdaq: KYTX), a clinical-stage biopharmaceutical company developing cell therapies for patients with autoimmune diseases, today announced the appointments of Sravan K. Emany and Andrew Miller, Ph.D. to its Board of Directors.

Mr. Emany will assume the role of Audit Committee Chair, following the transition of Dan Spiegelman from this position, who has stepped down from the Board.

“We are pleased to welcome Sravan and Andrew to our Board of Directors at a pivotal moment in Kyverna’s evolution,” said Warner Biddle, Chief Executive Officer of Kyverna Therapeutics. “Sravan brings decades of financial and strategic leadership, with experience building and scaling rare disease cell and gene companies for commercial success. Additionally, Andrew has a proven track record as an R&D and operational leader across every stage of a company’s lifecycle. I look forward to working closely with both of them as we lead the advancement of autoimmune CAR T and position Kyverna for long-term success.”

“Sravan and Andrew strengthen the Board as Kyverna enters its next phase of growth, bringing experience in capital strategy, clinical development, and operations to support long-term value creation,” said Christi Shaw, Executive Chair of Kyverna Therapeutics. “I would also like to thank Dan Spiegelman for his contributions during Kyverna’s formative years.”

Mr. Emany is an accomplished financial leader, currently serving as the Chief Financial Officer (CFO) of Beam Therapeutics. Prior to this role, Mr. Emany served as the CFO and Chief Operating Officer at Ironwood Pharmaceuticals. Earlier, he served as Corporate Vice President, Commercial Excellence and Chief Strategy Officer of Integra LifeSciences Holdings Corporation. Mr. Emany also has a long tenure in investment banking, with roles of increasing responsibility at Bank of America and BofA Securities, formerly Bank of America Merrill Lynch, culminating in his service as Managing Director in the mergers and acquisitions group, where he led numerous mergers and acquisitions in the healthcare sector. He also served in various other financial roles, including with Goldman Sachs Group and Morgan Stanley. Mr. Emany currently serves on the Board of Directors of Assertio Holdings, Inc. He holds an M.A. in International Relations and International Economics from The Johns Hopkins School of Advanced International Studies and a B.A. in International Relations from The Johns Hopkins University.

Dr. Miller is a highly accomplished biopharmaceutical executive with expertise in research and development and corporate strategy. Dr. Miller was recently named to Time Magazine’s 100 Next Generation Leaders and 100 Most Influential People in Healthcare for 2025. Most recently, Dr. Miller was the Founder and President of R&D at Karuna Therapeutics prior to its $14B acquisition by Bristol Myers Squibb in 2024. He was the lead inventor of Karuna’s KarXT, now marketed as COBENFY for treatment of schizophrenia, and previously served as Chief Operating Officer, Chief Executive Officer and as a member of Karuna’s Board of Directors. Dr. Miller currently serves as the Chairman of the Board at Progentos Therapeutics and as an

Exhibit 99.1

advisor to Google Ventures, General Atlantic, Vida Ventures, Longwood Fund and the One Mind Foundation. He holds a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology and a B.S. in Chemical Engineering from the University of Illinois at Urbana-Champaign.

About Kyverna Therapeutics
Kyverna Therapeutics, Inc. (Nasdaq: KYTX) is a clinical-stage biopharmaceutical company focused on liberating autoimmune patients through the curative potential of cell therapy. Kyverna’s lead autologous CD19-targeting CAR T-cell therapy candidate, miv-cel (mivocabtagene autoleucel, KYV-101), has demonstrated the potential to fundamentally change the treatment paradigm across multiple B-cell-driven autoimmune diseases. Kyverna is advancing its potentially first-in-class neuroimmunology franchise with its recently completed registrational trial in stiff person syndrome and an ongoing registrational trial for generalized myasthenia gravis. The Company is also harnessing other KYSA trials and investigator-initiated trials, including in multiple sclerosis and rheumatoid arthritis, to inform the next priority indications. Additionally, its next generation pipeline includes CAR T-cell therapies deploying novel innovations to improve patient access and experience. For more information, please visit https://kyvernatx.com.

Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words, without limitation, "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Forward-looking statements in this press release include, without limitation, those related to: Board transition matters; Kyverna’s growth; Kyverna’s ability to lead the advancement of autoimmune CAR T; the potential for long term success and value creation; Kyverna’s advancement towards commercialization; and Kyverna’s potentially first-in-class neuroimmunology franchise. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including uncertainties related to market conditions, the possibility that the past track records of Kyverna and its personnel may not be repeated or indicative of future success and other factors discussed in the "Risk Factors" section of Kyverna's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that Kyverna has filed or may subsequently file with the U.S. Securities and Exchange Commission. Any forward-looking statements contained in this press release are based on the current expectations of Kyverna's management team and speak only as of the date hereof, and Kyverna specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please visit https://kyvernatx.com.

Contact:
Investors: InvestorRelations@kyvernatx.com
Media: media@kyvernatx.com